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                                   EXHIBIT A

                    Transactions in Shares of Common Stock

                          Within the Past Sixty Days
                          --------------------------

DATE                BUY/SELL           TOTAL              COST

   07/21/98         Sell                10,000            10.5000

   07/28/98         Sell                   700            10.5000

   08/04/98         Buy                  8,500            9.5221

   08/05/98         Buy                  5,188            9.0000

   08/06/98         Buy                  1,500            8.8750

   08/10/98         Buy                  2,500            8.7000

   08/19/98         Buy                  5,000            8.4375

   08/21/98         Buy                 10,000            8.7300

   08/31/98         Buy                  5,000            7.3500








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